EXHIBIT 21
SUBSIDIARIES OF FIDELITY SOUTHERN CORPORATION
Fidelity Bank – incorporated under Georgia law
LionMark Insurance Company – incorporated under Georgia law
FNC Capital Trust I – formed under Delaware law
Fidelity National Capital Trust I – formed under Delaware law
Fidelity Southern Statutory Trust I – formed under Connecticut law
Fidelity Southern Statutory Trust II – formed under Delaware law
Fidelity Southern Statutory Trust III – formed under Delaware law